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                                                                    EXHIBIT 99.1

                          SANTA FE GAMING CORPORATION
                              4949 NO. RANCHO DR.
                              LAS VEGAS, NV 89130


FOR IMMEDIATE RELEASE:

                     SANTA FE GAMING CORPORATION ANNOUNCES
                      AMENDED AND RESTATED LOAN AGREEMENT

LAS VEGAS, NEV., DECEMBER 1, 1997 - Santa Fe Gaming Corporation (AMEX:SGM), a diversified gaming company headquartered in Las Vegas, announced that its indirect wholly owned subsidiary, Sahara Las Vegas Corp., entered into an amended and restated loan agreement pursuant to which it increased an existing loan to $57.5 million from $35 million. The additional proceeds were used by Sahara Las Vegas Corp. primarily to acquire a 39 acre parcel of real property in Henderson, Nevada from its affiliate, Santa Fe Valley, Inc., for cash consideration of $20 million. Pursuant to the amended loan agreement, Sahara Las Vegas issued two tranches of promissory notes, $37 million principal amount with an interest rate of 9.75% and $20.5 million with an interest rate of 13.25%. Certain other provisions of the loan agreement were amended, including the elimination of any sinking fund principal payments prior to maturity in December 1999.

Santa Fe Valley, an indirect-wholly owned subsidiary of Santa Fe Gaming Corporation, used approximately $5 million of the purchase price to repay an existing mortgage on the property, and paid a dividend of $5 million to its parent company, Pioneer Hotel. The balance of the proceeds, approximately $10 million, were retained by Santa Fe Valley.

Santa Fe Gaming Corporation owns and operates the Santa Fe Hotel and Casino in northwest Las Vegas and the Pioneer Hotel & Gambling Hall in Laughlin, Nevada. In addition, the Company holds several real estate parcels for future development within or in the area surrounding Las Vegas, Nevada.


CONTACT:  Thomas K. Land
          Chief Financial Officer
          Santa Fe Gaming Corporation
          702-658-4340